Exhibit 99.1

UFP Industries Announces Third Quarter 2026 Results

GRAND RAPIDS, MI (October 28, 2026) - UFP Industries, Inc. (Nasdaq: UFPI), a leading manufacturer focused on delivering value-added products across its Retail, Packaging, and Construction segments, reported results for the third quarter 2026.

●Net sales of $1.73 billion increased by 11.1 percent compared to $1.56 billion a year ago due to a 4 percent increase in organic units (excluding growth from acquisitions within the last 12 months), a 2 percent increase due to acquisitions, and a 5 percent increase in selling prices.
●Diluted earnings per share of $1.05 compared to $1.29 a year ago, and Net earnings attributable to controlling interests of $58 million compared to $75 million a year ago. Earnings were primarily impacted by higher freight and lumber costs, offset by organic unit growth, benefits from ongoing cost out actions, and improved gross profit in several business units.
●Adjusted EBITDA1 was $119.3 million in the quarter, or 6.9 percent of net sales compared to $140.0 million, or 9.0 percent of net sales a year ago, as transportation costs, net of fuel surcharges, increased by $19 million, or 1.3 percent of net sales.
●Cash flows from operating activities in the first nine months of 2026 were $235 million. Cash used to invest in seasonal working capital requirements during the first nine months totaled roughly $100 million and is expected to be converted to cash in the fourth quarter. Free cash flow1 of $287 million for the first nine months of 2026 was used to repurchase nearly $183 million of our shares.

Will Schwartz, President and CEO of UFP Industries, commented, “Organic unit growth strengthened in the third quarter despite continued pressure across several of our end markets, which speaks to the successes we are seeing with our product and market-share initiatives. New products increased to 8.7 percent of net sales, led by continued momentum in our Deckorators, Structural Packaging, and Construction value-added offerings. The breadth of this growth demonstrates the benefits of our balanced portfolio and the investments we have made to drive above-market growth and gain share, even as underlying demand across many of our end markets remains challenged.

Profitability continued to be affected by elevated transportation and material costs, which limited the earnings benefit from higher volumes and an improved earnings profile. We continue to focus on what we can control. We now expect to meet or exceed our initial $60 million cost-savings objective by year-end, and we continue to pursue additional productivity, capacity consolidation, and cost reduction opportunities. We also see further profit-improvement opportunities as we integrate recent acquisitions, improve utilization of our newer facilities, and increase the mix of new and value-added products across our portfolio.

Importantly, the progress we have made in strengthening the underlying profitability of the business remains intact. Our profitability today is meaningfully stronger than it was before our management structure change in 2019, even though transportation costs have increased significantly as a percentage of net sales since then. These higher costs have masked some of the earnings improvement we have made across the portfolio, but we believe our cost actions and operating initiatives provide meaningful opportunities to improve profitability without relying on a near-term market recovery.

Schwartz continued, “Our financial position remains a competitive advantage. We ended the quarter with approximately $2 billion of liquidity and no borrowings outstanding under our revolving credit facility, giving us the flexibility to invest through the cycle. So far this year, we have completed three acquisitions, announced a fourth, and returned more than $240 million to shareholders through dividends and share repurchases. Our M&A pipeline remains active, and we will stay disciplined, pursuing opportunities that strengthen our core businesses, expand our value-added portfolio, and meet our return criteria.”

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

Exhibit 99.1

Third Quarter 2026 Highlights

UFP Consolidated

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$1,732,836	$1,559,627	11.1%	$5,077,040	$4,990,520	1.7%
Net earnings	58,633	75,542	(22.4)	192,901	255,836	(24.6)
Net margin	3.4%	4.8%		3.8%	5.1%
Adjusted EBITDA	119,255	140,019	(14.8)	385,091	456,317	(15.6)
Adjusted EBITDA margin	6.9%	9.0%		7.6%	9.1%

Percentage change in net sales:
Organic units	4%			—%
Acquisitions	2			1
Selling prices	5			1
●	Net sales increased 11 percent in the quarter, driven by 4 percent organic unit growth, including volume improvements in our Site Built, Commercial, Structural Packaging, and Deckorators business units. Acquisitions contributed an additional 2 percent to net sales.
●	Freight costs as a percent of net sales have increased by 1.3 percent, or $19 million, net of fuel surcharges and price adjustments, compared to year ago levels. The increase was driven by higher market-based transportation rates due to tightening industry capacity and elevated fuel costs. Freight spot rates, excluding fuel, increased 30 percent during the quarter before stabilizing at an elevated level towards the end of the quarter. Industry-wide changes resulted in constrained carrier capacity, as smaller carriers have exited the market, which contributed to the higher rates.
●	New product sales were 8.7 percent of total net sales compared to 6.8 percent a year ago, highlighting continued progress to expand our portfolio of higher value-added products.

UFP Retail

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$634,514	$593,985	6.8%	$1,984,433	$1,989,592	(0.3)%
Net earnings	16,101	15,741	2.3	71,791	77,532	(7.4)
Net margin	2.5%	2.7%		3.6%	3.9%
Adjusted EBITDA	34,125	39,985	(14.7)	132,891	139,812	(5.0)
Adjusted EBITDA margin	5.4%	6.7%		6.7%	7.0%

Percentage change in net sales:
Organic units	—%			(4)%
Acquisitions	1			1
Selling prices	6			3
●	ProWood organic unit sales declined 4 percent in the quarter from year ago levels, reflecting weaker consumer sentiment amid continued macroeconomic and geopolitical uncertainty.
●	Deckorators’ organic unit sales grew 21 percent in the quarter from year ago levels. Our Surestone decking sales increased 70 percent, our traditional wood plastic composite decking increased 69 percent, including acquisitions, and railings increased 2 percent from the same quarter a year ago. The MoistureShield acquisition contributed a 44 percent increase in wood plastic composite decking sales. Our current backlog of ordered but unshipped Surestone decking has improved to approximately $18 million as we continue to make progress optimizing capacity.
●	UFP Edge organic unit sales remained flat from year ago levels.
●	Adjusted EBITDA declined 14.7 percent in the quarter from year ago levels, primarily due to an $8 million increase in transportation costs. Improved gross profit in Deckorators, supported by higher volumes, and in UFP Edge, reflecting the prior restructuring of that business, partially offset the transportation headwind.

Exhibit 99.1

UFP Packaging

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$465,845	$394,949	18.0%	$1,318,183	$1,233,626	6.9%
Net earnings	11,411	21,358	(46.6)	34,385	58,908	(41.6)
Net margin	2.4%	5.4%		2.6%	4.8%
Adjusted EBITDA	27,250	34,284	(20.5)	82,973	108,125	(23.3)
Adjusted EBITDA margin	5.8%	8.7%		6.3%	8.8%

Percentage change in net sales:
Organic units	9%			4%
Acquisitions	6			3
Selling prices	3			—
●	Structural Packaging organic unit sales grew 14 percent in the quarter compared to year ago levels.
●	PalletOne organic unit sales increased 1 percent in the quarter from year ago levels, and acquisitions contributed an additional 18 percent in unit sales.
●	Protective Packaging organic unit sales increased 5 percent in the quarter from year ago levels as two greenfield locations continue to make progress achieving sales targets.
●	Adjusted EBITDA declined 21 percent in the quarter from year ago levels primarily due to higher transportation costs in each business unit and higher material costs.

UFP Construction

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$552,423	$496,465	11.3%	$1,544,713	$1,563,995	(1.2)%
Net earnings	21,141	24,682	(14.3)	52,495	74,189	(29.2)
Net margin	3.8%	5.0%		3.4%	4.7%
Adjusted EBITDA	37,691	41,878	(10.0)	99,423	124,668	(20.2)
Adjusted EBITDA margin	6.8%	8.4%		6.4%	8.0%

Percentage change in net sales:
Organic units	4%			(1)%
Acquisitions	—			—
Selling prices	7			—
●	Site Built organic unit sales increased 12 percent in the quarter from year ago levels, supported by growth in the Frame Forward systems-selling approach and alternative-material offerings.
●	Factory Built organic unit sales decreased 10 percent in the quarter from year ago levels due to the loss of lower margin commodity sales.
●	Concrete Forming Solutions’ organic unit sales increased 6 percent in the quarter from year ago levels, driven by market share gains associated with value-added product sales.
●	Commercial organic unit sales increased 20 percent in the quarter from year ago levels as overall demand has improved and as the business unit continues to gain market share.
●	Adjusted EBITDA declined 10 percent in the quarter from year ago levels primarily due to lower gross profits in Site Built from macroeconomic pressures, competitive pricing and higher material costs, partially offset by improved gross profits in Commercial and Concrete Forming.

Capital Structure, Leverage and Liquidity Information

UFP Industries maintains a strong balance sheet as of September 26, 2026 and had liquidity of approximately $2.0 billion, consisting of more than $677 million of Cash and cash equivalents and $1.3 billion of remaining availability under its revolving credit facility and a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

●	Credit Facility. On October 23, 2026, the company amended and extended its existing $750 million revolving credit facility for an additional five-year term, expiring October 23, 2031. The amendment also increased the sublimits for swingline loans and letters of credit from $50 million to $75 million.

Exhibit 99.1

●	Organic Growth. The company invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. The company expects to invest approximately $150 million to $175 million on capital projects for the year.
●	Acquisitions and Inorganic Growth. On October 26, 2026, the company announced the plan to acquire Apache Products, Inc., a wood pallet manufacturer, in November 2026 for an estimated $27 million in cash. In 2025, Apache Products had sales of approximately $53 million.
●	Dividend Payments. On October 21, 2026, the Board declared a quarterly cash dividend of $0.36 per share. This dividend is payable on December 15, 2026, to shareholders of record on December 1, 2026. The per share cash dividend amount represents a 3% increase from the 2025 quarterly dividend rate of $0.35 per share. We continue to consider our payout ratio and yield when determining the appropriate dividend rate and have a long-term objective of increasing our dividend in line with our future earnings and free cash flow growth.
●	Share Repurchases. During the first nine months of 2026, we repurchased a total of 2,169,224 shares for $182.7 million, at an average share price of $84.24. On May 29, 2026, our board authorized a new repurchase plan for up to $300 million worth of our shares through April 30, 2027. This authorization supersedes and replaces our prior authorizations. As of October 28, 2026, approximately $198 million remains available under this latest repurchase authorization.

2026 Outlook and Long-Term Targets

Our full year 2026 outlook remains unchanged. We continue to expect overall industry unit demand for the year to be slightly down in each of our segments based on our sales mix.  While we have mechanisms to offset these costs, energy and transportation are expected to remain elevated for the balance of the year.  Demand tied to new residential construction is expected to remain challenging, while stabilization across most of our other end markets should partially offset that pressure. Accordingly, we are not assuming a meaningful improvement in underlying market demand through year-end. Despite these conditions, we expect to continue outperforming our markets through share gains, growth in new and value-added products, and continued execution of our cost-out initiatives. We also see opportunities to improve profitability through additional cost savings, better utilization of recent investments, and the integration of acquisitions. In addition, initial stocking orders, upgraded manufacturing capacity, and expanded distribution are expected to support continued momentum in our Deckorators’ Surestone business.

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) with at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent adjusted EBITDA margins; 3) earning an incremental return on new investments over our hurdle rate; and 4) maintaining a conservative capital structure.

Conference Call

UFP Industries will host a conference call on Thursday, October 29, 2026, to discuss these results and outlook. The conference call will begin at 10:00 a.m. Eastern Time and will be hosted by CEO Will Schwartz and CFO Michael Cole. Interested investors can access the live webcast directly with this link (here). A replay of the call will be available through the UFP Investor Relations website www.ufpinvestor.com for at least 90 days following the call.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

Exhibit 99.1

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements, including statements regarding our 2026 outlook, cost-savings objectives, capital allocation, the pending Apache Products acquisition, expected conversion of working capital, and long-term targets, are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in currency and inflation; fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; changes in tariffs, import/export regulations, and other trade policies, including the timing and amount of tariff refunds; concentration of sales to customers; the success of vertical integration strategies; excess capacity or supply chain challenges; inbound and outbound transportation costs and our ability to pass those costs through to customers; alternatives to replace treated wood products; government regulations, particularly involving environmental and safety regulations; our ability to make successful business acquisitions; cybersecurity breaches; artificial intelligence; and potential pandemics. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA and Free cash flow, which are non-GAAP financial measures, in order to evaluate historical and ongoing operations. Management believes that these non-GAAP financial measures are useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA and Free cash flow are intended to supplement and should be read together with the financial results. Adjusted EBITDA and Free cash flow should not be considered alternatives or substitutes for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measures. See the table below for a reconciliation of Net earnings to Adjusted EBITDA and a reconciliation of Net cash from operating activities to Free cash flow.

Adjusted EBITDA margin is a non-GAAP financial measure. In calculating adjusted EBITDA, we make certain adjustments, including for interest and other (which includes interest and investment income and equity in earnings of investee), share-based compensation expense, net gains or losses on the disposition and impairment of assets, and impairment of intangible assets. The most directly comparable GAAP financial measure is net earnings as a percentage of net sales (net margin). For the nine months ended September 26, 2026, our net margin was 3.8 percent, and our adjusted EBITDA margin, calculated as described above, was 7.6 percent. We have not provided a quantitative reconciliation of the forward-looking adjusted EBITDA margin target to the most directly comparable GAAP measure because certain reconciling items and certain discrete tax items cannot be reasonably predicted due to the long-term nature of this target and the inherent variability and uncertainty of such items. These items could individually or in the aggregate be significant to the difference between adjusted EBITDA margin and the comparable GAAP measure.

Free cash flow is defined as net cash from operating activities, adjusted to exclude the change in investment in net working capital, less maintenance capital expenditures, plus interest expense, net of taxes. Free cash flow does not deduct expansionary and efficiency capital expenditures, acquisitions, dividends, or mandatory debt service, and therefore does not represent residual cash flow available for discretionary expenditures.

# # #

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 2026/2025

	Quarter Period				Year to Date
(In thousands, except per share data)	2026		2025		2026		2025
Net sales	$1,732,836	100.0%	$1,559,627	100.0%	$5,077,040	100.0%	$4,990,520	100.0%
Cost of sales	1,487,915	85.9	1,296,946	83.2	4,305,995	84.8	4,146,909	83.1
Gross profit	244,921	14.1	262,681	16.8	771,045	15.2	843,611	16.9

Operating expenses
Selling, general and administrative expenses	178,091	10.3	170,030	10.9	536,694	10.6	531,279	10.6
Net (gain) loss on disposition and impairments of assets	(3,184)	(0.2)	2,458	0.2	(4,534)	(0.1)	6,212	0.1
Other (gains) losses, net	(142)	—	722	—	1,232	—	1,306	—
Total operating expenses	174,765	10.1	173,210	11.1	533,392		538,797

Earnings from operations	70,156	4.0	89,471	5.7	237,653	4.7	304,814	6.1

Interest and other	(6,716)	(0.4)	(9,663)	(0.6)	(19,025)	(0.4)	(26,946)	(0.5)

Earnings before income taxes	76,872	4.4	99,134	6.4	256,678	5.1	331,760	6.6
Income taxes	18,239	1.1	23,592	1.5	63,777	1.3	75,924	1.5
Net earnings	58,633	3.4	75,542	4.8	192,901	3.8	255,836	5.1

Less net earnings attributable to noncontrolling interest	(668)	—	(196)	—	(1,290)	—	(1,003)	—

Net earnings attributable to controlling interest	$57,965	3.3	$75,346	4.8	$191,611	3.8	$254,833	5.1

Earnings per share - basic	$1.05		$1.29		$3.43		$4.29

Earnings per share - diluted	$1.05		$1.29		$3.43		$4.28

Comprehensive income	$57,723		$76,049		$190,839		$271,262

Less comprehensive income attributable to noncontrolling interest	(396)		(487)		(1,479)		(2,878)

Comprehensive income attributable to controlling interest	$57,327		$75,562		$189,360		$268,384

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 2026/2025

	Quarter Period 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$634,514	$465,845	$552,423	$78,029	$2,025	$1,732,836
Cost of sales	560,963	406,791	461,118	64,512	(5,469)	1,487,915
Gross profit	73,551	59,054	91,305	13,517	7,494	244,921
Selling, general and administrative expenses	52,240	45,987	63,324	9,618	6,922	178,091
Net loss (gain) on disposition and impairments of assets	801	150	20	165	(4,320)	(3,184)
Other (gains) losses, net	(336)	—	107	50	37	(142)
Earnings from operations	20,846	12,917	27,854	3,684	4,855	70,156
Interest and other	(103)	(2,071)	(9)	(253)	(4,280)	(6,716)
Earnings before income taxes	20,949	14,988	27,863	3,937	9,135	76,872
Income taxes	4,848	3,577	6,722	847	2,245	18,239
Net earnings	$16,101	$11,411	$21,141	$3,090	$6,890	$58,633

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$593,985	$394,949	$496,465	$72,482	$1,746	$1,559,627
Cost of sales	513,763	327,528	405,262	59,251	(8,858)	1,296,946
Gross profit	80,222	67,421	91,203	13,231	10,604	262,681
Selling, general and administrative expenses	49,032	45,831	58,943	9,226	6,998	170,030
Net loss (gain) on disposition and impairments of assets	9,983	(5,970)	(59)	63	(1,559)	2,458
Other losses (gains), net	462	—	(3)	203	60	722
Earnings from operations	20,745	27,560	32,322	3,739	5,105	89,471
Interest and other	(70)	(381)	(7)	(2,845)	(6,360)	(9,663)
Earnings before income taxes	20,815	27,941	32,329	6,584	11,465	99,134
Income taxes	5,074	6,583	7,647	1,691	2,597	23,592
Net earnings	$15,741	$21,358	$24,682	$4,893	$8,868	$75,542

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 2026/2025

	Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$1,984,433	$1,318,183	$1,544,713	$223,461	$6,250	$5,077,040
Cost of sales	1,715,673	1,138,422	1,285,463	185,352	(18,915)	4,305,995
Gross profit	268,760	179,761	259,250	38,109	25,165	771,045
Selling, general and administrative expenses	171,003	136,770	189,080	28,684	11,157	536,694
Net loss (gain) on disposition and impairments of assets	2,649	86	70	240	(7,579)	(4,534)
Other losses, net	123	—	659	399	51	1,232
Earnings from operations	94,985	42,905	69,441	8,786	21,536	237,653
Interest and other	(541)	(2,849)	(409)	(7,486)	(7,740)	(19,025)
Earnings before income taxes	95,526	45,754	69,850	16,272	29,276	256,678
Income taxes	23,735	11,369	17,355	3,414	7,904	63,777
Net earnings	$71,791	$34,385	$52,495	$12,858	$21,372	$192,901

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$1,989,592	$1,233,626	$1,563,995	$197,806	$5,501	$4,990,520
Cost of sales	1,714,335	1,026,049	1,281,803	160,706	(35,984)	4,146,909
Gross profit	275,257	207,577	282,192	37,100	41,485	843,611
Selling, general and administrative expenses	163,029	136,748	185,454	28,086	17,962	531,279
Net loss (gain) on disposition and impairments of assets	11,090	(4,713)	272	2,679	(3,116)	6,212
Other losses (gains), net	780	—	268	451	(193)	1,306
Earnings from operations	100,358	75,542	96,198	5,884	26,832	304,814
Interest and other	(184)	(848)	(8)	(6,304)	(19,602)	(26,946)
Earnings before income taxes	100,542	76,390	96,206	12,188	46,434	331,760
Income taxes	23,010	17,482	22,017	2,779	10,636	75,924
Net earnings	$77,532	$58,908	$74,189	$9,409	$35,798	$255,836

Exhibit 99.1

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 2026/2025

	Quarter Period 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$16,101	$11,411	$21,141	$3,090	$6,890	$58,633
Interest and other	(103)	(2,071)	(9)	(253)	(4,280)	(6,716)
Income taxes	4,848	3,577	6,722	847	2,245	18,239
Expenses associated with share-based compensation arrangements	1,254	1,798	2,559	109	1,067	6,787
Net loss (gain) on disposition and impairments of assets	801	150	20	165	(4,320)	(3,184)
Depreciation expense	10,298	10,191	6,481	858	12,015	39,843
Amortization of intangibles	926	2,194	777	1,640	116	5,653
Adjusted EBITDA	$34,125	$27,250	$37,691	$6,456	$13,733	$119,255

Net earnings as a percentage of net sales	2.5%	2.4%	3.8%	4.0%	*	3.4%

Adjusted EBITDA as a percentage of net sales	5.4%	5.8%	6.8%	8.3%	*	6.9%
* Not meaningful

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$15,741	$21,358	$24,682	$4,893	$8,868	$75,542
Interest and other	(70)	(381)	(7)	(2,845)	(6,360)	(9,663)
Income taxes	5,074	6,583	7,647	1,691	2,597	23,592
Expenses associated with share-based compensation arrangements	855	1,609	2,173	171	2,728	7,536
Net loss (gain) on disposition and impairments of assets	7,583	(5,970)	(59)	63	(1,559)	58
Impairment of intangibles	2,400	—	—	—	—	2,400
Depreciation expense	7,523	8,946	6,667	1,027	10,470	34,633
Amortization of intangibles	879	2,139	775	1,701	427	5,921
Adjusted EBITDA	$39,985	$34,284	$41,878	$6,701	$17,171	$140,019

Net earnings as a percentage of net sales	2.7%	5.4%	5.0%	6.8%	*	4.8%

Adjusted EBITDA as a percentage of net sales	6.7%	8.7%	8.4%	9.2%	*	9.0%
* Not meaningful

Exhibit 99.1

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 2026/2025

	Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$71,791	$34,385	$52,495	$12,858	$21,372	$192,901
Interest and other	(541)	(2,849)	(409)	(7,486)	(7,740)	(19,025)
Income taxes	23,735	11,369	17,355	3,414	7,904	63,777
Expenses associated with share-based compensation arrangements	4,614	5,769	7,891	338	3,645	22,257
Net loss (gain) on disposition and impairments of assets	2,649	86	19	240	(7,579)	(4,585)
Impairment of intangibles	—	—	51	—	—	51
Depreciation expense	27,962	27,815	19,895	2,721	34,816	113,209
Amortization of intangibles	2,681	6,398	2,126	4,953	348	16,506
Adjusted EBITDA	$132,891	$82,973	$99,423	$17,038	$52,766	$385,091

Net earnings as a percentage of net sales	3.6%	2.6%	3.4%	5.8%	*	3.8%

Adjusted EBITDA as a percentage of net sales	6.7%	6.3%	6.4%	7.6%	*	7.6%
* Not meaningful

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$77,532	$58,908	$74,189	$9,409	$35,798	$255,836
Interest and other	(184)	(848)	(8)	(6,304)	(19,602)	(26,946)
Income taxes	23,010	17,482	22,017	2,779	10,636	75,924
Expenses associated with share-based compensation arrangements	3,146	5,390	7,173	609	11,588	27,906
Net loss (gain) on disposition and impairments of assets	8,690	(4,713)	272	2,679	(3,116)	3,812
Impairment of intangibles	2,400	—	—	—		2,400
Gain from reduction of estimated earnout liability	—	(1,511)	(344)	—	—	(1,855)
Depreciation expense	22,425	26,933	19,188	3,080	29,948	101,574
Amortization of intangibles	2,793	6,484	2,181	4,973	1,235	17,666
Adjusted EBITDA	$139,812	$108,125	$124,668	$17,225	$66,487	$456,317

Net earnings as a percentage of net sales	3.9%	4.8%	4.7%	4.8%	*	5.1%

Adjusted EBITDA as a percentage of net sales	7.0%	8.8%	8.0%	8.7%	*	9.1%
* Not meaningful

Exhibit 99.1

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

SEPTEMBER 2026/2025

(In thousands)
Assets	2026	2025	Liabilities and equity	2026	2025
Current assets			Current liabilities
Cash and cash equivalents	$677,446	$1,008,632	Accounts payable	$279,768	$231,905
Restricted cash	1,093	3,062	Accrued liabilities and other	299,154	294,923
Investments	47,526	33,926	Current portion of debt	5,247	5,386
Accounts receivable	684,638	607,537
Inventories	747,529	667,418	Total current liabilities	584,169	532,214
Other current assets	98,929	66,509
			Long-term debt and finance lease obligations	229,114	229,007
Total current assets	2,257,161	2,387,084	Other liabilities	264,122	166,057

Other assets	328,805	283,796	Temporary equity	476	5,018
Intangible assets, net	477,046	488,774
Property, plant and equipment, net	1,070,954	975,897	Shareholders' equity	3,056,085	3,203,255

Total assets	$4,133,966	$4,135,551	Total liabilities and equity	$4,133,966	$4,135,551

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED

SEPTEMBER 2026/2025

(In thousands)	2026	2025
Cash flows from operating activities:
Net earnings	$192,901	$255,836
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	113,209	101,574
Amortization of intangibles	16,506	17,666
Expense associated with share-based and grant compensation arrangements	22,257	27,906
Deferred income taxes	(2,470)	(393)
Unrealized gain on investment and other	(4,241)	(2,195)
Impairment of investments	4,000	—
Equity in earnings of investee	(3,066)	(1,072)
Net (gain) loss on sale, disposition and impairment of assets	(4,585)	3,812
Impairment of intangibles	51	2,400
Gain from reduction of estimated earnout liability	—	(1,855)
Changes in:
Accounts receivable	(199,161)	(104,813)
Inventories	(1,405)	61,025
Accounts payable	67,016	6,243
Accrued liabilities and other	33,504	32,988
Net cash from operating activities	234,516	399,122

Cash flows used in investing activities:
Capital expenditures	(122,715)	(205,504)
Proceeds from sale of property, plant and equipment	19,188	17,308
Acquisitions and purchases of non-controlling interest, net of cash received	(123,097)	(17,626)
Purchases of investments	(28,379)	(27,388)
Proceeds from sale of investments	15,702	14,464
Other	3,201	1,535
Net cash used in investing activities	(236,100)	(217,211)

Cash flows used in financing activities:
Borrowings under revolving credit facilities	35,594	23,299
Repayments under revolving credit facilities	(30,718)	(22,469)
Contingent consideration payments and other	(1,939)	(221)
Proceeds from issuance of common stock	1,824	1,867
Dividends paid to shareholders	(60,199)	(62,490)
Distributions to noncontrolling interest	(3,083)	(1,280)
Purchase of remaining noncontrolling interest of subsidiary	(3,937)	—
Payments to taxing authorities in connection with shares directly withheld from employees	(1,458)	(9,582)
Repurchase of common stock	(181,281)	(280,987)
Other	73	(182)
Net cash used in financing activities	(245,124)	(352,045)

Effect of exchange rate changes on cash	176	2,234
Net change in cash and cash equivalents	(246,532)	(167,900)

Cash, cash equivalents, and restricted cash, beginning of period	925,071	1,179,594

Cash, cash equivalents, and restricted cash, end of period	$678,539	$1,011,694

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$914,199	$1,171,828
Restricted cash, beginning of period	10,872	7,766
Cash, cash equivalents, and restricted cash, beginning of period	$925,071	$1,179,594

Cash and cash equivalents, end of period	$677,446	$1,008,632
Restricted cash, end of period	1,093	3,062
Cash, cash equivalents, and restricted cash, end of period	$678,539	$1,011,694

Exhibit 99.1

RECONCILIATION OF NET CASH FROM OPERATING

ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 2026/2025

(In thousands)	2026	2025
Net cash from operating activities	$234,516	$399,122
Increase in investment in net working capital	100,046	4,557
Maintenance capital expenditures(1)	(52,910)	(80,947)
Interest expense, net of taxes	5,515	6,279
Free cash flow	$287,167	$329,011

(1) Breakdown of Capital expenditures from the condensed consolidated statements of cash flows:
Maintenance capital expenditures	$52,910	$80,947
Expansionary and efficiency capital expenditures	69,805	124,557
Total Capital expenditures	$122,715	$205,504